STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

FOR IMMEDIATE RELEASE

(603) 893-9701

e-mail: InvestorRelations@Standex.com

STANDEX REPORTS FOURTH-QUARTER 2016 FINANCIAL RESULTS

Sales Decreased 3.0% in the Quarter Driven by Lower Refrigeration Sales

Gross Margin Improved 180 Basis Points Despite a $6 Million Sales Decline

Divested the US Roll, Plate, and Machinery Business Resulting in Non-Cash Pre-Tax Charge of $7.3 Million

SALEM, NH – August 25, 2016 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the fourth quarter of fiscal year 2016.

Fourth-Quarter Fiscal 2016 Results from Continuing Operations

▪

Net sales decreased 3.0% to $193.8 million from $199.8 million in the fourth quarter of fiscal 2015.  Organic, continuing sales decreased 3.7%, foreign exchange had a negative effect of 0.5%, and acquisitions contributed positive 1.5% year over year.  Sales of the recently divested U.S. Roll, Plate and Machinery (“RPM”) business were $4.3 million in the most recent quarter as compared to $4.9 million in the fourth quarter of last year.  Adjusted Sales excluding the RPM business were $189.5 million versus adjusted sales in 2015 of $194.9 million, a reduction of 2.7%

•

Income from operations was $14.0 million, compared with $23.7 million in the fourth quarter of fiscal 2015.  Income from operations in 2016 was impacted by a $7.3 million charge to write the RPM business down to its net realizable value along with $0.8 million of restructuring expenses and a $0.2 million loss on sale of real estate.  Fiscal 2015 income from operations was negatively impacted by $1.1 million of restructuring charges partially offset by a $0.5 million gain on insurance proceeds.  Excluding the aforementioned items from both periods, income from operations for the quarter was $21.8 million in fiscal 2016 as compared to $24.2 million in the prior year.

▪

Net income from continuing operations was $12.1 million, or $0.94 per diluted share, including tax-effected $4.5 million of charges related to the RPM sale, $0.6 million of restructuring charges, $0.1 million of loss on sale of real estate, all offset by $0.3 million of discrete tax benefits.  This compares with fourth-quarter fiscal 2015 net income from continuing operations of $16.3 million, or $1.27 per diluted share, including tax-effected $0.8 million of restructuring charges and a tax effected gain on insurance proceeds of $0.4 million.  Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations was $16.8 million, or $1.31 per diluted share, compared with $16.6 million, or $1.30 per diluted share, in the fourth quarter of fiscal 2015

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) was $132.3 million at the end of the fourth quarter of fiscal 2016, compared with $138.0 million a year earlier.  Working capital turns were 5.9 in the fourth quarter of fiscal 2016 and 5.8 in the year-earlier quarter.

▪

The Company closed the quarter with a net cash position of $29.9 million, compared with a net debt position of $5.6 million a year ago.

▪

A reconciliation of net income, earnings per share and net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments

“We made good progress operationally during the quarter as we continued to face top line challenges in Refrigeration and Engineering Technologies while Engraving, Electronics and Hydraulics all increased their sales,” commented President and CEO David Dunbar.  “Our operational improvement initiatives are having a positive effect as seen by our gross margin expansion of 180 basis points as compared to the fourth quarter of 2015.  GAAP EPS was $0.94 per diluted share as compared to $1.27 in the prior year.  On an adjusted basis, our EPS grew slightly to $1.31 per share as compared to $1.30 adjusted in the fourth quarter of last year.”

Segment Review

Food Service Equipment sales decreased 9.0% year-over-year, and operating income was down 12.1%.

“Sales for the quarter decreased 9% from last year, driven primarily by continued softness in Refrigeration,” said Dunbar.  “We continue to make significant progress operationally, with operating margins only declining 40 basis points on the drop in revenue.  Refrigeration sales decreased 20.7% in the quarter as a result of continued softness in sales to large, national chains and small footprint retail.  In Cooking Solutions, revenue increased 5.9% year-over-year, primarily driven by sales through dealers.  The improvements that we have made in our factories have increased on-time deliveries and expanded margins.

“In fiscal 2017, we anticipate seeing at least two more difficult quarters in Refrigeration.  As we have communicated in prior quarters, we continue to see slower spending from our small footprint retail customers and our large national chains.  The consolidation activities in the small footprint retail segment have slowed our customers’ capital spending, and we expect increased spending in the latter half of our fiscal year.  In our Specialty Solutions group, our Procon pump business has a number of new opportunities in the carbonated beverage market that we look to capitalize on in the coming year.  On the bottom line, we expect that our operational excellence activities will continue to improve overall operating performance in the coming year.”

Engraving sales increased 3.2% year-over-year, with 7.7% of organic growth partially offset by a 2.3% negative effect from foreign exchange and 2.2% of sales declines related to the RPM business.  Operating income was up 23.6% compared with last year.

“The Engraving segment had another good quarter, with sales increasing 3.2% over the fourth quarter of last year,” said Dunbar.  “Sales were driven by auto mold-texturizing increases in Asia and Europe where new model rollouts remain strong.  We anticipate that the momentum in Engraving will continue in the new fiscal year as we focus on meeting automotive Mold-Tech demand in North America, Europe and Asia.

“Subsequent to our fiscal 2016 year-end, we sold our RPM business as it no longer fit our long term strategy and did not meet our growth and return expectations.  This divestiture also allows our Engraving management to focus on higher growth and better return businesses within the segment. In preparation for the sale, we recorded a $7.3 million charge to adjust the business to its net realizable value.  RPM operating income in the most recent quarter was $0.5 million as compared to $0.1 million in the fourth quarter of the prior year. RPM net income in the most recent quarter was $0.2 million as compared to $0.1 million in the fourth quarter of the prior year.”

Engineering Technologies sales declined 8.7% year-over-year, and operating income decreased 6.4%.

“Sales were down 8.7% year-over-year, primarily due to lower demand in the oil and gas markets, as well as contract timing in the space industry,” said Dunbar.  “This was partially offset by increased sales in aviation.  Our ramp-up in aviation continues and we are creating the capacity to fulfill customer needs.  Our new Aluminum Center of Excellence in Wisconsin is now operational.  The long term aviation awards are beginning to ramp and operational improvement initiatives are benefitting the bottom line as evidenced by a 16% operating income margin during the quarter.”

Electronics Products sales were up 11% year-over-year. Organic growth and acquisitions contributed 0.8% and 10.5% respectively, partially offset by a negative currency effect of 0.3%.  Operating income was up 8.8%.

“Electronics sales increased 11% due to the acquisition earlier this year of Northlake as well as program launches in Europe, partially offset by softness in China,” said Dunbar.  “We won attractive new applications in the North American market that will begin to drive growth in fiscal 2017.  We have a healthy list of new business opportunities that we continue to pursue, particularly in the power distribution and automotive industries.”

Hydraulics Products reported a 15.3% year-over-year sales increase, while operating income rose 15.5%.

“Our Hydraulics segment had a very strong quarter,” said Dunbar.  “Sales were up 15.3% year-over-year, primarily due to continued strength in our traditional North America dump truck and trailer markets, which are tied to the North American construction environment.  We continue to capture new OEM platforms in the refuse space by providing custom telescopic hydraulic cylinders manufactured in North America, combined with rod cylinders from our operation in China.  We also are seeking new business outside of our traditional markets and the refuse space.”

Business Outlook

The outlook for all of our businesses remains positive with the exception of our Refrigeration Solutions business over the next couple of quarters.  We anticipate continued topline challenges in Refrigeration due to the aforementioned decrease in spending of national accounts, which we expect to increase in the latter half of the year.  To strengthen all of our businesses, we continue to build on the Standex Value Creation System to drive performance and create value for our shareholders.  We look forward to executing on our growth initiatives, while driving bottom line improvement through our operational excellence initiatives in the coming year,” concluded Dunbar.

Conference Call Details

Standex will host a conference call for investors today, August 25, 2016 at 10:00 a.m. ET. On the call, David Dunbar, President and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights.  Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Webcasts and Presentations”, located at www.standex.com.  A replay of the webcast will also be available on the Company’s web site shortly after the conclusion of the presentation.  To listen to the playback, please dial (800) 585-8367 in the U.S. or (404) 537-3406 internationally; the passcode is 59635996.  The webcast replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP income from operations, non-GAAP net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted earnings per share.  The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures.  The Company believes that the use of non-GAAP measures including the impact of restructuring charges, results of assets held for sale, acquisition costs, and gains on insurance proceeds help investors to obtain a better understanding of our operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods.  An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.  Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment, Engineering Technologies, Engraving, Electronics Products, and Hydraulics Products with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Argentina, Turkey, South Africa, India and China.  For additional information, visit the Company's website at http://standex.com/.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the oil and gas market, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2015, which is on file with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ending June 30, 2016 which we anticipate filing within the next few days and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands, except per share data)	2016	2015	2016	2015

Net sales	$193,775	$199,779	$751,586	$772,142
Cost of sales	126,947	134,463	499,333	524,656
Gross profit	66,828	65,316	252,253	247,486

Selling, general and administrative expenses	44,506	41,001	170,219	165,837
Restructuring costs	845	1,089	4,232	3,443
Other operating (income) expense, net	7,458	(497)	7,458	(438)

Income from operations	14,019	23,723	70,344	78,644

Interest expense	689	792	2,871	3,161
Other non-operating (income) expense, net	(683)	(78)	(1,052)	(634)
Total	6	714	1,819	2,527

Income from continuing operations before income taxes	14,013	23,009	68,525	76,117
Provision for income taxes	1,941	6,721	16,295	20,874
Net income from continuing operations	12,072	16,288	52,230	55,243

Income (loss) from discontinued operations, net of tax	116	93	(174)	(500)

Net income	$12,188	$16,381	$52,056	$54,743

Basic earnings per share:
Income from continuing operations	$0.95	$1.29	$4.12	$4.37
Income (loss) from discontinued operations	0.01	0.01	(0.01)	(0.04)
Total	$0.96	$1.30	$4.11	$4.33

Diluted earnings per share:
Income from continuing operations	$0.94	$1.27	$4.09	$4.31
Income (loss) from discontinued operations	0.01	0.01	(0.01)	(0.04)
Total	$0.95	$1.28	$4.08	4.27

Average Shares Outstanding
Basic	12,688	12,655	12,682	12,655
Diluted	12,793	12,792	12,784	12,805

Standex International Corporation
Consolidated Balance Sheets

	June 30,	June 30,
(In thousands)	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$121,988	$96,128
Accounts receivable, net	103,974	110,478
Inventories	105,402	108,305
Prepaid expenses and other current assets	4,784	7,070
Income taxes receivable	1,325	747
Deferred tax asset	16,013	12,674
Assets held for sale	2,363	-
Total current assets	355,849	335,402

Property, plant, equipment, net	106,686	108,536
Intangible assets, net	40,412	38,048
Goodwill	157,354	154,732
Deferred tax asset	11,361	917
Other non-current assets	18,795	21,428
Total non-current assets	334,608	323,661

Total assets	$690,457	$659,063

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$77,099	$80,764
Accrued liabilities	50,785	47,742
Income taxes payable	4,695	10,285
Liabilities held for sale	1,528	-
Total current liabilities	134,107	138,791

Long-term debt	92,114	101,753
Accrued pension and other non-current liabilities	94,277	69,949
Total non-current liabilities	186,391	171,702

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	52,374	47,254
Retained earnings	678,002	632,864
Accumulated other comprehensive loss	(117,975)	(93,017)
Treasury shares	(284,418)	(280,507)
Total stockholders' equity	369,959	348,570

Total liabilities and stockholders' equity	$690,457	$659,063

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
	Year Ended
	June 30,
(In thousands)	2016	2015

Cash Flows from Operating Activities
Net income	$52,056	$54,743
Income (loss) from discontinued operations	(174)	(500)
Income from continuing operations	52,230	55,243

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,953	16,684
Stock-based compensation	5,089	3,764
Non-cash portion of restructuring charge	2,323	(171)
Loss on assets held for sale	7,267	-
Disposal of real estate and equipment	191	-
Excess tax benefit from share-based payment activity	(795)	(2,088)
Contributions to defined benefit plans	(1,320)	(1,484)
Net changes in operating assets and liabilities	(1,717)	(5,781)
Net cash provided by operating activities - continuing operations	81,221	66,167
Net cash provided by (used in) operating activities - discontinued operations	(897)	(2,128)
Net cash provided by (used in) operating activities	80,324	64,039
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(17,851)	(22,561)
Expenditures for acquisitions, net of cash acquired	(13,700)	(57,149)
Proceeds from sale of real estate and equipment	383	66
Other investing activities	(417)	1,128
Net cash (used in) investing activities from continuing operations	(31,585)	(78,516)
Net cash (used in) investing activities from discontinued operations	2,803	-
Net cash (used in) investing activities	(28,782)	(78,516)
Cash Flows from Financing Activities
Proceeds from borrowings	65,000	274,700
Payments of debt	(75,000)	(216,700)
Stock issued under employee stock option and purchase plans	942	696
Excess tax benefit from share-based payment activity	795	2,088
Purchase of treasury stock	(5,636)	(10,356)
Cash dividends paid	(6,846)	(5,820)
Net cash provided by (used in) financing activities	(20,745)	44,608

Effect of exchange rate changes on cash	(4,937)	(8,263)

Net changes in cash and cash equivalents	25,860	21,868
Cash and cash equivalents at beginning of year	96,128	74,260
Cash and cash equivalents at end of period	$121,988	$96,128

Standex International Corporation
Selected Segment Data

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands)	2016	2015	2016	2015
Net Sales
Food Service Equipment	$95,774	$105,276	$381,867	$408,706
Engraving	30,104	29,172	124,120	110,781
Engineering Technologies	23,455	25,704	82,235	97,018
Electronics Products	32,074	28,897	118,319	114,196
Hydraulics Products	12,368	10,730	45,045	41,441
Total	$193,775	$199,779	$751,586	$772,142

Income from operations
Food Service Equipment	$10,959	$12,467	$40,142	$37,456
Engraving	6,924	5,603	29,579	24,250
Engineering Technologies	3,746	4,004	8,258	13,097
Electronics Products	5,766	5,302	21,104	20,884
Hydraulics Products	2,445	2,116	7,947	7,013
Restructuring	(845)	(1,089)	(4,232)	(3,443)
Other operating income (expense), net	(7,458)	497	(7,458)	438
Corporate	(7,518)	(5,177)	(24,996)	(21,051)
Total	$14,019	$23,723	$70,344	$78,644

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Year Ended
	June 30,			June 30,
(In thousands, except percentages)	2016	2015	% Change	2016	2015	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$14,019	$23,723	-40.9%	$70,344	$78,644	-10.6%
Adjustments:
Restructuring charges	845	1,089		4,232	3,443
Loss on Sale of Real Estate	191	-		191	-
Sale of RPM	7,267	-		7,267	-
RPM EBIT	(339)	(146)		(860)	(91)
Net gain on insurance proceeds	-	(497)		-	(497)
Acquisition-related costs	-	-		423	1,696
Adjusted income from operations	$21,983	$24,169	-9.0%	$81,597	$83,195	-1.9%
Interest and other income (expense), net	(6)	(714)		(1,819)	(2,527)
Provision for income taxes	(1,941)	(6,721)		(16,295)	(20,874)
Discrete tax items	(317)	-		(1,038)	(239)
Tax impact of above adjustments	(2,909)	(106)		(3,729)	(1,235)
Net income from continuing operations, as adjusted	$16,810	$16,628	1.1%	$58,716	$58,320	0.7%

EBITDA and Adjusted EBITDA:
Net income from continuing operations, as reported	$12,072	$16,288		$52,230	$55,243
Add back:
Provision for income taxes	1,941	6,721		16,295	20,874
Interest expense	689	792		2,871	3,161
Depreciation and amortization	4,636	4,082		17,953	16,684
EBITDA	$19,338	$27,883	-30.6%	$89,349	$95,962	-6.9%
Adjustments:
Restructuring charges	845	1,089		4,232	3,443
Loss on Sale of Real Estate	191	-		191	-
Sale of RPM	7,267	-		7,267	-
RPM EBIT	(339)	(146)		(860)	(91)
RPM depreciation	(124)	(129)		(508)	(506)
Net gain on insurance proceeds	-	(497)		-	(497)
Acquisition-related costs	-	-		423	1,696
Adjusted EBITDA	$27,178	$28,200	-3.6%	$100,094	$100,007	0.1%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$33,925	$43,092		$81,221	$66,167
Less: Capital expenditures	(4,587)	(3,714)		(17,851)	(22,561)
Free operating cash flow	$29,338	$39,378		$63,370	$43,606
Net income from continuing operations	12,072	16,288		52,230	55,243
Conversion of free operating cash flow	243.0%	241.8%		121.3%	78.9%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Year Ended
	June 30,			June 30,
Adjusted earnings per share from continuing operations	2016	2015	% Change	2016	2015	% Change

Diluted earnings per share from continuing operations, as reported	$0.94	$1.27	-26.0%	$4.09	$4.31	-5.1%

Adjustments:
Restructuring charges	0.05	0.07		0.24	0.20
Loss on Sale of Real Estate	0.01	-		0.01	-
Sale of RPM	0.35	-		0.35	-
RPM activity	(0.02)	(0.01)		(0.04)	-
Net gain on Insurance Proceeds	-	(0.03)		-	(0.03)
Acquisition-related costs	-	-		0.02	0.10
Discrete tax items	(0.02)	-		(0.08)	(0.02)
Diluted earnings per share from continuing operations, as adjusted	$1.31	1.30	0.8%	$4.59	$4.56	0.7%